UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2011

Applied Materials, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-06920	94-1655526
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3050 Bowers Avenue P.O. Box 58039 Santa Clara, CA	95052-8039
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 727-5555

N/A

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

In a Current Report on Form 8-K filed on May 31, 2011 and incorporated herein by reference, Applied Materials, Inc. (“Applied”) disclosed that it had entered into a Bridge Loan Agreement (the “Bridge Loan Agreement”) for a US$2 billion term loan facility with JPMorgan Chase Bank, N.A. (“JPMorgan”) as administrative agent; Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”) and Citibank, N.A. (“Citibank”) as syndication agents; and other lenders named in the agreement (collectively, the “Bridge Lenders”). The purpose of the Bridge Loan Agreement was to make available funding for a portion of the cash consideration to be paid by Applied in connection with Applied’s proposed acquisition of Varian Semiconductor Equipment Associates, Inc. (“Varian”) pursuant to an Agreement and Plan of Merger dated May 3, 2011 (the “Merger”), which proposed Merger is described further in a Current Report on Form 8-K filed on May 4, 2011.

Under the terms of the Bridge Loan Agreement, the $2 billion commitment under the agreement was reduced by the amount of the proceeds, less the underwriting discount, from Applied’s issuance and sale of senior unsecured notes (the “Notes”), which totaled approximately $1.74 billion. The issuance and sale of the Notes was described in a Current Report on Form 8-K filed on June 9, 2011. In light of the issuance and sale of the Notes, Applied terminated the Bridge Loan Agreement effective as of June 14, 2011. Applied made no borrowings under the Bridge Loan Agreement and there were no outstanding loan amounts due under the agreement at termination.

JPMorgan, Morgan Stanley, Citibank and the other Bridge Lenders, and certain of their affiliates, have engaged in, and/or in the future may engage in, banking and other transactions with Applied, including providing previous and current credit facilities and serving as underwriters of the Notes. These parties have received, and/or in the future may receive, customary compensation from Applied for these services.

Item 8.01	Other Events.

On June 13, 2011, Applied received a request for additional information from the Antitrust Division of the U.S. Department of Justice (“DOJ”) in connection with the Merger. The request for additional information is part of the regulatory process under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”). Applied intends to respond promptly to the request and will continue to work cooperatively with the DOJ as the DOJ conducts its review.

The effect of the DOJ’s request is to extend the waiting period imposed by the HSR Act until 30 days after Applied has substantially complied with the request and Varian has substantially complied with the request that it received. Closing of the proposed merger with Varian remains subject to DOJ approval under the HSR Act, certain other foreign regulatory approvals, and approval by Varian’s stockholders, among other conditions.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed Merger. In connection with the proposed Merger, Varian filed a preliminary proxy statement on Schedule 14A with the Securities and Exchange Commission (the “SEC”) on June 7, 2011. The definitive proxy statement will be sent or given to the stockholders of Varian and will contain important information about the proposed Merger and related matters. SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE. The proxy statement and other relevant materials (when they become available), and any other documents filed by Varian with the SEC, may be obtained free of charge at the SEC’s website, at www.sec.gov. In addition, security holders will be able to obtain free copies of the proxy statement from Varian by contacting Investor Relations by mail at Varian Semiconductor, 35 Dory Road, Gloucester, MA 01930, Attn: Investor Relations Department, or by telephone at 978-282-2000.

Participants in the Solicitation

Varian and Applied, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies from Varian’s stockholders in connection with the proposed Merger. Information about Varian’s directors and executive officers is set forth in Varian’s proxy statement for its 2011 Annual Meeting of Stockholders, which was filed with the SEC on December 1, 2010, and its Annual Report on Form 10-K for the year ended October 1, 2010, which was filed with the SEC on November 22, 2010. These documents are available free of charge at the SEC’s web site at www.sec.gov, and from Varian by contacting Investor Relations by mail at Varian Semiconductor, 35 Dory Road, Gloucester, MA 01930, Attn: Investor Relations Department, or by telephone at 978-282-2000, or by going to Varian’s Investor Relations page on its corporate web site at www.vsea.com. Information about Applied’s directors and executive officers is set forth in Applied’s proxy statement for its 2011 Annual Meeting of Stockholders, which was filed with the SEC on January 27, 2011, and its Annual Report on Form 10-K for the year ended October 31, 2010, which was filed with the SEC on December 10, 2010. These documents are available free of charge at the SEC’s web site at www.sec.gov, and from Applied by contacting Investor Relations by mail at Applied Materials, 3050 Bowers Avenue, M/S 1261, P.O. Box 58039, Santa Clara, CA 95052-8039, Attn: Investor Relations Department, or by going to Applied’s Investor Relations page on its corporate web site at www.appliedmaterials.com. Additional information regarding the interests of participants in the solicitation of proxies in connection with the Merger is included in Varian’s preliminary proxy statement and also will be included in the definitive proxy statement when filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Applied Materials, Inc. (Registrant)

Date: June 15, 2011	By:	/s/ Joseph J. Sweeney
Joseph J. Sweeney
Senior Vice President, General Counsel and Corporate Secretary